Betawave Corporation Reports Second Quarter 2009 Financial Results

Revenues Increase 78% over Second Quarter 2008

SAN FRANCISCO, CA – August 14, 2009 – Betawave Corporation (OTCBB: BWAV, www.betawave.com), the first attention-based digital media company, with a domestic reach of over 32 million unique users per month,* reported its results for the quarter ended June 30, 2009 today.

Company Highlights
Highlights from the second quarter of 2009 include:

•	Total revenues increased 78% to $2,282,325 for the three months ended June 30, 2009 from $1,282,439 for the second quarter of 2008.

•
With the addition of several new publishers, the size of the Betawave Network grew to over 32 million domestic unique users per month. When ranked against the online properties in comScore Media Metrix, Betawave now places first in reach and in time spent in the Kids-Entertainment category and first in time spent and second in reach in the Family and Parenting-community and Lifestyles-community categories.*

Management Comment, Matt Freeman, CEO of Betawave
“Betawave offers brands the value and unduplicated reach of an ad network with the engagement and results of a premium branded publisher. Our impact advertising solutions for brand advertisers continue to outperform the competition and are drawing some of the largest advertisers in the world.”

The following summarizes certain selected financial data of Betawave.

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA	For the Three Months Ended
	June 30, 2009	June 30, 2008
Revenues	$2,282,325	$1,282,439
Total costs of revenues and expenses	$4,907,427	$4,072,046
Net loss	$(2,581,790)	$(3,562,052)
Net loss per share – basic and diluted	$(0.09)	$(0.14)

SELECTED CONDENSED CONSOLIDATED CASH FLOWS DATA	For the Six Months Ended
	June 30, 2009	June 30, 2008
Net cash used in operating activities	$6,967,931	$2,820,055
Net cash used in investing activities	$74,049	$566,810
Net cash provided by financing activities	$914,421	$2,754,949

	As of
SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS DATA	June 30, 2009	December 31, 2008
Current assets	$8,512,185	$15,933,086
Total assets	$8,874,840	$16,282,563
Total current liabilities	$3,832,991	$5,796,969
Total stockholders’ equity	$5,041,849	$10,485,594
Total liabilities and stockholders’ equity	$8,874,840	$16,282,563

The financial statement information set forth in this press release should be read in conjunction with Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and related notes thereto included in Betawave’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009, which is expected to be filed today with the Securities and Exchange Commission (“SEC”) and will be available for review on the SEC’s website at www.sec.gov and Betawave’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 31, 2009.

* Source: comScore Media Metrix, July 2009, Unduplicated Audience. Rankings based on the following categories: Kids-Entertainment, Lifestyle-community, Parenting-community.

Betawave Corporation (www.betawave.com) (OTCBB:BWAV), headquartered in San Francisco and New York with sales offices in Los Angeles and Chicago, is an attention-based digital media company that delivers more than 32 million unduplicated online users domestically* in high quality editorial environments. Betawave’s publishers are leading mid-tail publishers that capture substantial time spent per user each month. Betawave works with its publishers to create advertising opportunities within the content that highly engages their audiences. The Betawave portfolio of publishers ranks at or near the top in total audience reach and time spent in several key categories: Kids-Entertainment, Lifestyles-community and Parenting-community.   *Source: comScore Media Metrix, July 2009, Unduplicated Audience.

Safe Harbor Statement

This press release may contain forward-looking statements that involve risks and uncertainties, such as statements of Betawave’s plans, objectives, expectations and intentions. Forward-looking statements are generally identified by words, such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “will,” and “would,” and similar expressions that are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of Betawave to be materially different from those expressed or implied by forward-looking statements. Actual events may differ materially from those mentioned in these forward-looking statements because of a number of risks and uncertainties. Discussion of factors affecting Betawave’s business and prospects is contained in Betawave’s periodic filings with the Securities and Exchange Commission, including Betawave’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009, which is expected to be filed today with the Securities and Exchange Commission. Betawave undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.

Contact:

Betawave Corporation
David Lorie, 415-738-8706 (Investor Relations)
General Counsel